Exhibit 99.1
For Immediate Release
OPNEXT ANNOUNCES UNAUDITED FOURTH QUARTER REVENUE
AND OTHER FINANCIAL DATA; SCHEDULES MAY 19, 2010 EARNINGS
RELEASE AND CONFERENCE CALL
Fremont, CA—May 5, 2010—Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today reported unaudited revenue of $76.8 million for its fourth fiscal quarter ended March 31, 2010, compared to previously issued guidance of $78.0 million to $83.0 million. The shortfall in expected revenue was primarily attributable to component supply shortages, which resulted in shipment delays of 10G and below products. Opnext reported revenues of $76.1 million for the third quarter ended December 31, 2009 and $83.6 million for the quarter ended March 31, 2009.
For the quarter ended March 31, 2010, revenue from 10G and below products decreased 11% to $48.9 million, revenue from 40G and above products increased 30% to $21.8 million and revenue from Industrial and Commercial products increased 45% to $6.1 million, each as compared to the quarter ended December 31, 2009.
The Company also reported the following unaudited financial data for the quarter ended March 31, 2010:
•
GAAP gross margin of 18.8%. Excluding amortization of acquired product technology and purchased intangibles, and stock-based compensation and employee liquidity bonus plan expenses, non-GAAP gross margin was 20.9%.

•	GAAP R&D expense of $18.9 million. Excluding stock-based compensation expense, employee liquidity bonus plan expense and restructuring charges, non-GAAP R&D expense was $18.4 million.

•	GAAP SG&A expense of $13.7 million. Excluding stock-based compensation expense, employee liquidity bonus plan expense and restructuring charges, non-GAAP SG&A expense was $12.4 million.
The Company will provide financial results for the quarter and fiscal year ended March 31, 2010 in its earnings release scheduled for Wednesday, May 19, 2010. The Company will hold a conference call to discuss the results at 1:30 p.m. Pacific time on Wednesday, May 19, 2010.
The conference call can be accessed by dialing (866) 365-3198 (United States) or (702) 928-6762 (International) and providing the Opnext, Inc. name and Conference ID # 71940860. A replay of the conference call can be accessed approximately four hours after the call through Wednesday, May 26th, 2010 by dialing (800) 642-1687 (United States) or (706) 645-9291 (International) and using the Conference ID # 71940860.
A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)

About Opnext
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.
Contacts
Steve Pavlovich
Opnext, Inc. — Investor Relations
510-743-6833
spavlovich@Opnext.com
Deborah Reinert
Opnext, Inc. — Corporate Communications
510-249-6033
dreinert@Opnext.com

Opnext, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands)

			Three Months
	Three Months Ended		Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2010	2009	2009
GAAP gross margin	$14,407	$7,288	$12,120
GAAP gross margin %	18.8%	8.7%	15.9%
Cost of sales adjustments:
Amortization of acquired developed technology	1,445	1,321	1,445
Stock-based compensation expense	175	158	159
Acquired inventory mark-up	—	1,764	—
Employee Liquidity Bonus Plan expense	(14)	761	148
Restructuring costs	—	—	335

Total cost of sales adjustments	1,606	4,004	2,087

Non-GAAP gross margin	$16,013	$11,292	$14,207

Non-GAAP gross margin %	20.9%	13.5%	18.7%

GAAP research and development expenses	$(18,873)	$(22,022)	$(17,475)
Research and development adjustments:
Stock-based compensation expense	350	285	320
Employee Liquidity Bonus Plan expense	75	3,707	1,024
Restructuring costs	74	—	156

Total research and development adjustments	499	3,992	1,500

Non-GAAP research and development expenses	$(18,374)	$(18,030)	$(15,975)

GAAP selling, general and administrative expenses	$(13,702)	$(20,818)	$(13,179)
Selling, general and administrative adjustments:
Stock based compensation expense	1,097	1,040	1,193
Employee Liquidity Bonus Plan expense	19	6,481	383
Restructuring costs	219	1,055	417
Business integration costs	—	518	—
Litigation expense	—	55	—

Total selling, general and administrative adjustments	1,335	9,149	1,993

Non-GAAP selling, general and administrative expenses	$(12,367)	$(11,669)	$(11,186)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin, research and development expense and selling, general and administrative expense GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures to its investors as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis.
The basis for excluding the following non-GAAP adjustments related to the acquisition of StrataLight is as follows:
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009 and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ended March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Amortization of acquired developed technology and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology and inventory, both of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory was realized as the goods were sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
The basis for excluding the following non-GAAP adjustments and measures is as follows:
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.